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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549


                                    FORM 8-K

                                 Current Report
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 3, 1998


                              JABIL CIRCUIT, INC.

             (Exact name of registrant as specified in its charter)


               DELAWARE                            38-1886260
    (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)             Identification No.)




                             10800 Roosevelt Blvd.
                            St. Petersburg, FL 33716
          (Address of principal executive offices, including zip code)

        Registrant's Telephone No., including area code: (727) 577-9749


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                              JABIL CIRCUIT, INC.

Item 2.  Acquisition or Disposition of Assets

              On August 3, 1998, the registrant consummated the acquisition of certain manufacturing and related assets comprising the "Formatter Manufacturing Organization" business unit of Hewlett Packard Company located in Boise, Idaho and Bergamo, Italy. The acquisition was made pursuant to an agreement dated as of August 3, 1998 between the registrant and Hewlett-Packard Company and an agreement dated as of August 3, 1998 between Jabil Circuit S.r.l. (a subsidiary of the registrant) and Hewlett-Packard Italiana S.p.A. The registrant will lease from Hewlett-Packard the physical facilities that the acquired assets are currently operating from pending the registrant's construction of new facilities. Approximately $76 million of consideration was given by the registrant for the acquired assets, consisting of approximately $65 million of cash and the assumption of approximately $11 million of trade payables and personnel related liabilities relating to the acquired assets. The final purchase price is subject to a post-closing adjustment as provided for in the acquisition agreements. The registrants funded the cash portion of the purchase price through cash on hand combined with a draw upon the registrant's revolving line of credit with a group of lenders led by First Chicago. The acquired assets were used by the Seller to manufacture printed circuit-board assemblies for the LaserJet printer divisions of Hewlett-Packard. The registrant will use the acquired assets to continue to manufacture printed circuit-board assemblies for the LaserJet printer division of Hewlett-Packard.

Item 7.  Financial Statements and Exhibits

(c)            Exhibits

99.1              Press Release dated August 4, 1998



                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                Jabil Circuit, Inc.
                                                Registrant


Date: August 18, 1998                           By: /s/ Chris A. Lewis
                                                   --------------------
                                                Chris A. Lewis
                                                Chief Financial Officer

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